Exhibit 10.3

FORM OF OFFER LETTER

July 16, 2004

[NAME]

[ADDRESS1]

[ADDRESS2]

Re:	Employment with Newport Corporation

Dear [NAME]:

In connection with the acquisition by Newport Corporation (“Newport”) of Spectra-Physics, Inc., I am very pleased to extend to you an offer of employment with Newport Corporation on the terms outlined below. This offer of employment is conditioned upon the consummation of the transaction, and your employment with Newport will commence effective as of the closing date of the transaction. This offer supersedes and replaces the offer letter dated June 29, 2004.

The terms of your employment will be as follows:

1.	Position. You will be employed as [ ], or such other position as may be determined by Newport’s Board of Directors, and shall faithfully and diligently perform all duties and responsibilities required of such position or assigned by Newport from time to time.

2.	Salary. Your annualized base salary will be $[ ], payable on a bi-weekly basis. Your salary will be reviewed on an annual basis in conjunction with Newport’s annual merit review process.

3.	Bonus. The existing 2004 Spectra-Physics bonus plan for executives will be terminated as of the closing date of the transaction, and your bonus under that plan will be payable in March 2005, provided that you are still employed by Newport on the payment date. Following the closing date of the transaction, you will be eligible to participate in Newport’s Annual Incentive Plan. Under the plan, an annual bonus will be payable to you based upon continued employment for the entire plan year and the extent to which Newport determines you have achieved company and individual goals as determined by management at the beginning of each year. Your target bonus under the Newport Annual Incentive Plan will be [ percent ( %)] of your annual base salary, with a potential to receive payment of up to two times this target bonus amount for overachievement of goals.

4.	Stock Option Grant. On the closing date of the transaction, you will be granted a nonqualified option to purchase [ ] shares of Newport common stock, in accordance with Newport’s 2001 Stock Incentive Plan and a stock option agreement to be executed at the time of issuance of the options. Such option will vest at the rate of 25% on each of the first four anniversaries of the grant date.

5.	Restricted Stock Grant or Additional Options. As a special retention incentive, on the closing date of the transaction, you will be granted [ ] restricted shares of Newport common stock, in accordance with Newport’s 2001 Stock Incentive Plan and a restricted stock agreement to be executed at the time of issuance of the restricted shares. Such shares will vest in full on the second anniversary of the grant date. In lieu of such restricted shares, you may elect to receive a grant of an additional nonqualified option to purchase [ ] shares of Newport common stock pursuant to Newport’s 2001 Stock Incentive Plan. Such option shall vest in full on the second anniversary of the grant date. Please initial next to your selection on the last page of this letter agreement.

[NAME]

July 16, 2004

6.	Benefits.

(a)	Employee Benefit Plans. You will be eligible to participate in such group medical, dental, vision, life and disability insurance and other benefit plans (including Newport’s 401(k) Plan and Employee Stock Purchase Plan) as Newport may offer from time to time for personnel of comparable stature at the location of your employment, in accordance with the provisions of such plans. You will accrue vacation pay and sick pay at a rate consistent with, and subject to the terms and conditions of, Newport’s policy for employees with similar years of service. For purposes of determining your eligibility for any seniority-based benefits under such plans, Newport will credit you with your current length of service credited by Spectra-Physics (including service with predecessor or affiliated companies). You will retain your current vacation accrual balance, but may cease accruing additional vacation until such time as you have used or cashed out sufficient vacation days to bring your accrual balance below the maximum level applicable to you. Nothing in this letter agreement shall impair Newport’s right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law, or to terminate this letter agreement in accordance with its terms. This letter agreement is for the sole benefit of you and Newport, and is not intended to create an employee benefit plan or to modify the terms of existing plans.

(b)	Supplemental Long-Term Disability. For a minimum of one (1) year following the closing date of the transaction, Newport will continue to pay the cost of your existing supplemental long-term disability insurance coverage. Following such period, Newport will determine whether to continue such coverage or replace it with Newport’s standard supplemental long-term disability insurance coverage for executives.

(c)	Deferred Compensation Plan. You will be eligible to participate in Newport’s Deferred Compensation Plan, pursuant to which you may defer (i) up to 100% of your annual base salary and/or bonus and (ii) 100% of your restricted stock prior to the vesting thereof (less certain withholding and deduction amounts as described in the plan).

(d)	Executive Physical. You will be entitled to receive a comprehensive physical examination on an annual basis. The evaluation includes an extensive evaluation of your current health and risk assessment of developing diseases in the future.

7.	Severance Compensation.

(a)	Severance Payments. During the first two years of your employment with Newport, if you resign for “good reason” or your employment is terminated by Newport for reasons other than for “cause” or your death or “disability” (as such terms are defined in subparagraphs (b), (c) and (d) below), you will be eligible for the following severance pay and benefits:

(i)	an amount equal to your prorated monthly base salary in effect immediately prior to your termination date multiplied by twelve (12), which will be payable in a lump sum on your termination date;

[NAME]

July 16, 2004

(ii)	an amount equal to your target bonus payable under Newport’s Annual Incentive Plan for the calendar year in which your employment is terminated assuming one hundred percent (100%) satisfaction of all performance goals, which will be payable in a lump sum on your termination date;

(iii)	acceleration of vesting of any unvested restricted shares of Newport common stock held by you;

(iv)	continued payment for a period of twenty-four (24) months of all premiums for any medical, dental, vision and long term disability insurance benefits which you elect to continue under COBRA; provided, however, that such payments shall terminate at such time as you become eligible for similar benefits from any subsequent employer; and

(v)	an executive outplacement program with an outplacement firm selected by Newport, paid for by Newport.

(b)	Definition of “for cause”. For the purposes of this letter agreement, your employment will be deemed to have been terminated by Newport “for cause” if it is terminated for any of the following reasons: (i) you commit any material misconduct or willful breach of your duties, including without limitation any act involving dishonesty, breach of loyalty to Newport or any of its subsidiaries or affiliates, or recklessness or gross negligence by you in the performance of your duties; (ii) you commit any material violation of any policy or procedure of Newport or any of its subsidiaries or affiliates; or (iii) you engage in poor performance or commit any habitual neglect of your duties which is not cured within 30 days after your receipt of notice from Newport specifying the items of poor performance or habitual neglect. In any of these events, you will not receive any of the severance payments set forth in subparagraph (a) above, and Newport’s sole obligation to you shall be to pay all compensation owing for services rendered by you prior to your receipt of notice of termination.

(c)	Definition of “good reason”. For the purposes of this letter agreement, your employment will be deemed to have been terminated by you for “good reason” if you resign because any of the following conditions continues to exist without your consent after you have given Newport written notice of the condition and allowed a reasonable opportunity of time in which to cure the condition(s): (i) Newport materially reduces your position, duties and responsibilities; (ii) Newport reduces your base salary as in effect on the closing date of transaction or as the same may be increased from time to time during your employment, other than a reduction generally applicable to other comparably situated employees for economic reasons; (iii) Newport materially reduces the total package of benefits and perquisites (taken as a whole) extended to you as described herein other than a reduction generally applicable to other comparably situated employees for economic reasons; (iv) your primary place of employment is moved more than thirty (30) miles from Mountain View, California; or (v) Newport breaches any material provision of this letter agreement.

(d)	Definition of “disability”. For purposes of this Agreement, “disability” shall mean your failure or inability to perform the essential functions of your position safely and efficiently, with reasonable accommodation as required by law, for any period of 90 consecutive days or 120 days in the aggregate during any twelve month period, due to any physical or mental disability.

[NAME]

July 16, 2004

(e)	Release. Newport’s obligation to provide any of the severance amounts and benefits described in this paragraph 7 shall be subject to, and conditioned upon, your execution of a full release of claims satisfactory to Newport releasing Newport and its subsidiaries, and their respective employees and agents, from any claims arising from or related to your employment or termination of employment, including any claims arising from this letter agreement.

8.	Change in Control. During the first two years of your employment with Newport, if you resign for “good reason” or your employment is terminated by Newport for reasons other than for “cause” or your death or “disability” (as such terms are defined in paragraph 7 above) following a “Change in Control” (as defined below) of Newport, in addition to the severance benefits provided under paragraph 7, all options to purchase Newport common stock then held by you shall automatically vest and become immediately exercisable in accordance with the terms thereof. For purposes of this Agreement, a “Change in Control” of Newport shall be deemed to have occurred if:

(a)	there shall be consummated any consolidation or merger of Newport in which Newport is not the continuing or surviving corporation or pursuant to which shares of Newport’s outstanding voting securities would be converted into cash, securities or other property (other than a merger of Newport in which the holders of Newport’s outstanding voting securities immediately prior to the merger have the same proportionate ownership of at least eighty percent (80%) of the outstanding voting securities of the surviving corporation immediately after the merger); or

(b)	there shall be consummated any consolidation or merger of Newport in which Newport is the surviving corporation, but the holders of Newport’s outstanding voting securities immediately prior to such merger or consolidation hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of Newport immediately after such merger or consolidation; or

(c)	there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Newport; or

(d)	the stockholders of Newport approve any plan or proposal for the liquidation or dissolution of Newport; or

(e)	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of Newport’s outstanding voting securities (other than any such person who is the record owner of at least fifteen percent (15%) of Newport’s outstanding voting securities on the date hereof, other than nominees); or

(f)	during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors do not for any reason constitute a majority thereof unless the election, or the nomination for election by Newport’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(g)	an event constituting a “Business Combination” under Newport’s Articles of Incorporation as amended to date.

[NAME]

July 16, 2004

9.	Confidentiality and Inventions. As a condition to your employment, you agree to execute Newport’s standard employee proprietary information agreement, pursuant to which, among other things, you agree to keep strictly confidential any and all confidential and proprietary information of Newport, its subsidiaries, affiliates, customers, suppliers and others that you have been, or will be, entrusted with during or as a result of your employment, and to assign and transfer to Newport any and all rights in patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by you during or as the result of your employment with Newport, which shall constitute the sole and exclusive property of Newport.

10.	At-Will Employment. You understand and agree that your employment with Newport will be on an “at will” basis. You are not guaranteed any specific term of employment, and both you and Newport have the absolute and unconditional right to terminate your employment with or without cause for any reason or no reason and with no prior notice. Nothing contained in this letter agreement, including the severance and compensation provisions, shall be considered an implied guarantee of continued employment. Upon termination of employment for any reason, you agree that you will immediately return to Newport without condition all files, records, keys, and other property of Newport or its subsidiaries.

11.	Duty of Loyalty and Conflict Of Interests. During the term of your employment, you will give Newport your undivided loyalty, and will devote your full working time, ability, and attention to the business of Newport and its subsidiaries. You will not accept other employment or engage in any other outside business activity which interferes with the performance of your duties and responsibilities or which involves actual or potential competition with the business of Newport or its subsidiaries, except with the express written consent of Newport.

12.	Assignment. This letter agreement may not be assigned by you, but may be assigned by Newport to any successor in interest to its business. This letter agreement shall bind and inure to be benefit of Newport’s successors and assigns, as well as your heirs, executors, administrators, and legal representatives. It is specifically understood and agreed that no assignment by Newport shall be deemed to be a “termination” of your employment within the meaning of paragraphs 7 or 8 hereof.

13.	Partial Invalidity. In the event any provision of this letter agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

14.	Governing Law; Jurisdiction. This letter agreement and the terms of your employment shall be governed by the laws of the State of California. By execution hereof, each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Santa Clara County, California for the purpose of any claim or action arising out of or based upon this letter agreement, or relating to the subject matter hereof, and agrees not to commence any such claim or action other than in the above-named courts.

15.	Arbitration. Notwithstanding any other provision of this letter agreement, any dispute or controversy between you and Newport concerning your hiring, employment, compensation, or termination, shall be settled by mandatory binding arbitration before the American Arbitration Association or such other neutral arbitrator as you and Newport may agree. This agreement to arbitrate includes but is not limited to claims for violation of the equal employment laws, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Americans with Disabilities Act or any anti-discrimination law of the State of California. The arbitrator shall have full authority to award all relief otherwise available in a court of law, and shall apply California law. BOTH PARTIES ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY.

[NAME]

July 16, 2004

16.	Entire Agreement; Amendment. This letter agreement and Newport’s proprietary information agreement to be executed in accordance herewith contain the entire agreement of you and Newport, and supercede all prior oral, written and other agreements relating to your employment, including any prior agreements between you and Spectra-Physics or any of its subsidiaries or affiliates; provided, however, that any agreement existing between you and Spectra-Physics or any of its subsidiaries or affiliates containing obligations relating to confidential and proprietary information and/or your assignment of rights shall remain in full force and effect. This letter agreement, and any other term of your employment, may be modified, or any provision thereof waived, only by written agreement signed by the party against whom any amendment is to be enforced, and in the case of Newport, executed by Newport’s Chief Executive Officer. No waiver of any provision or breach of this Agreement shall constitute a waiver of such provision in any future event, or of any subsequent breach.

If the foregoing terms of employment are acceptable to you, please indicate your agreement by signing the enclosed copy of this letter and returning a copy of your signature to me by fax at (949) 253-1221 and the original by mail. This offer, if not accepted, will expire on July 23, 2004.

We are very excited for you to be a part of the Newport/Spectra-Physics team, and look forward to working together on the future success of the combined company.

Best Regards,

/s/ Robert G. Deuster
Robert G. Deuster
Chairman and Chief Executive Officer

I accept Newport’s offer of employment on the terms set forth in this letter agreement.

(Initial one)

            I elect to receive restricted shares of Newport common stock.

OR

            I elect to receive an additional nonqualified option to purchase Newport common stock.

Date:
[NAME]